Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 2, 2001 relating to the financial statements of Kensington Laboratories, Inc for the year ended December 31, 2000 which appears in Newport Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California

May 27, 2003